Filed Pursuant to Rule 424(b)(3)
                                                File Number 333-46495
                                                File Number 333-46495-01

          SUPPLEMENT TO THE OFFER AND CIRCULAR DATED OCTOBER 19, 1998


THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE ANY QUESTIONS AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR PROFESSIONAL ADVISORS. NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA OR THE UNITED STATES HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE. INFORMATION RELATING TO SMITHFIELD FOODS HAS BEEN INCORPORATED BY REFERENCE FROM DOCUMENTS FILED BY SMITHFIELD WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND THE CANADIAN SECURITIES REGULATORY AUTHORITIES AND MAY BE OBTAINED ON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF SMITHFIELD FOODS AT 200 COMMERCE STREET, SMITHFIELD, VIRGINIA, 23430.




                              OFFERS TO PURCHASE
 ANY AND ALL OF THE OUTSTANDING COMMON SHARES AND CLASS A NON-VOTING SHARES OF

                             SCHNEIDER CORPORATION
                                      BY

                           SMITHFIELD CANADA LIMITED
                         A WHOLLY-OWNED SUBSIDIARY OF

                            SMITHFIELD FOODS, INC.


     This is a Supplement to Smithfield Canada's Offer and Circular dated October 19, 1998, (the "Offer and Circular") and should be read in conjunction therewith. The Offer and Circular is incorporated by reference in this Supplement. Capitalized terms used in this Supplement without definition have the meanings ascribed to them in the Offer and Circular.


     Smithfield Canada Limited has offered to purchase, upon the terms and subject to the conditions described in the Offer and Circular, each outstanding Common Share and each Class A non-voting Share (including Class A Shares issuable upon exercise of outstanding Options) of Schneider Corporation for
0.5415 of an Exchangeable Share of Smithfield Canada. Each whole Exchangeable Share will be exchangeable for one share of the common stock of Smithfield Foods. Smithfield Canada is a newly-incorporated, wholly-owned subsidiary of Smithfield Foods. The Offers will be open for acceptance until 5:00 p.m. (local time at place of deposit) on November 18, 1998, unless extended or withdrawn by Smithfield Canada.


     The closing price of the shares of Smithfield Common Stock on the Nasdaq National Market on October 23, 1998 was US$20.375. Based on such closing price and using the United States/Canada currency exchange rate in effect on that date (the Noon Spot Rate), the value of 0.5415 of a share of Smithfield Common Stock was C$17.04.


     The dealer manager for the Offers is First Marathon Securities Limited. Questions and requests for assistance may be directed to the Dealer Manager or to CIBC Mellon Trust Company, the Depositary for the Offers. Additional copies of this document, the Offer and Circular and related materials may be obtained without charge on request from the Depositary at its Toronto office specified on the back page of this document.


     FOR A DISCUSSION OF RISK FACTORS TO BE CONSIDERED BY SHAREHOLDERS IN EVALUATING WHETHER TO ACCEPT THE OFFERS, SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THE OFFER AND CIRCULAR.


October 26, 1998

                                NOTICE OF CHANGE


FAVOURABLE COURT OF APPEAL DECISION

     On October 21, 1998, the Ontario Court of Appeal released a favourable decision in the litigation relating to the Maple Leaf Offer.

     In a unanimous decision, the Court of Appeal affirmed the trial Court's decision, which dismissed all claims made by Maple Leaf and the other plaintiffs. The trial Court's decision, affirmed by the Court of Appeal, found that there was no oppression by either Schneider or the Schneider Family and also declared that the Maple Leaf Offer is not an Exclusionary Offer triggering the "coat-tail" conversion rights described in the Offer and Circular.


STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides holders of Schneider Shares with, in addition to any other rights they may have at law, rights of recission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Schneider Shares. However, such rights must be exercised within prescribed time limits. Holders of Schneider Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights, or consult with a lawyer.

                           APPROVAL AND CERTIFICATE

     The contents of the Offer and Circular (including the documents incorporated by reference therein) and this Supplement have been approved, and the sending, communication or delivery thereof to the Shareholders of Schneider Corporation has been authorized by, the Board of Directors of Smithfield Canada Limited. The foregoing contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing do not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offers, as varied by this Supplement.

Dated: October 26, 1998.



   (Signed) Joseph W. Luter, III          (Signed) Aaron D. Trub
     Chief Executive Officer                Chief Financial Officer

                      On behalf of the Board of Directors




   (Signed) Rene R. Sorell            (Signed) Graham P.C. Gow
     Director                                  Director

                       THE DEPOSITARY FOR THE OFFERS IS


                           CIBC MELLON TRUST COMPANY


              FOR DELIVERY BY MAIL AND BY FACSIMILE TRANSMISSION:

                           CIBC MELLON TRUST COMPANY
                                 P.O. Box 1036
                         Adelaide Street Postal Station
                                Toronto, Ontario
                                    M5C 2K4
                          Attention: Special Projects
                           Telephone: (416) 643-5500
                           Toll Free: 1-800-387-0825
                              Fax: (416) 643-3148

                       FOR DELIVERY BY HAND OR COURIER:

                           CIBC Mellon Trust Company
                                199 Bay Street
                              Commerce Court West
                                Securities Level
                               Toronto, Ontario
                                    M5L 1G9
                           Attention: Courier Window


         MONTREAL                      CALGARY                        VANCOUVER
  2001 University Street          600 The Dome Tower                  Mall Level
        16th Floor             333 Seventh Avenue S.W.        1177 West Hastings Street
       Montreal, PQ                   6th Floor                     Vancouver, BC
          H3A 2A6                    Calgary, AB                       V6E 2K3
                                       T2P 2Z1

         WINNIPEG                      HALIFAX                          REGINA
    330 St. Mary Avenue           1660 Hollis Street         1080 - 2002 Victoria Avenue
         Suite 201         Centennial Building, Main Floor            Regina, SK
       Winnipeg, MB                  Halifax, NS                       S4P 0R7
          R3C 3Z5                      B3J 1V7

                      THE DEALER MANAGER OF THE OFFERS IS

                       FIRST MARATHON SECURITIES LIMITED


                       First Marathon Securities Limited
                               The Exchange Tower
                             2 First Canadian Place
                            Suite 3200, P.O. Box 21
                                Toronto, Ontario
                                    M5X 1J9


                              Tel: (416) 869-3707
                              Fax: (416) 869-6411